Exhibit 99.1

RPM Achieves Record Second-Quarter and Six-Month Sales
and Earnings, Before Asbestos Charge

•	Fiscal 2005 second quarter consolidated sales rise 7.2%
•	Sales growth, cost controls, price increases temper higher raw material and fuel costs
•	Industrial segment momentum provides operating earnings leverage
•	Asbestos charge taken

MEDINA, Ohio–January 6, 2005–RPM International Inc. (NYSE: RPM) today reported record sales and continued growth in operating results for its fiscal 2005 second quarter (ended November 30, 2004) and six-month performance. A $47 million (pre-tax) charge taken this quarter to increase the company’s reserves for known asbestos claims reduced earnings, which otherwise grew to record levels.

“The benefits of RPM’s balanced product portfolio were once again evident in the most recent completed quarter,” said Frank C. Sullivan, president and CEO. “The strength of sales and earnings leverage from continued momentum in our industrial segment enabled RPM to again realize solid growth in its operating earnings, before the asbestos charge, despite moderate consumer segment sales growth this quarter and ongoing raw material cost pressures.”

Second-Quarter Sales and Earnings

RPM reported consolidated net sales of $623.5 million for its fiscal 2005 second quarter, a 7.2% increase over last year’s second quarter sales of $581.5 million, with the year-over-year sales growth comprised of organic growth +4.1%, favorable foreign currency translation +1.6%, and acquisitions, net of a small divestiture, +1.5%.

Including the asbestos charge, consolidated earnings before interest and taxes (EBIT) were $21.7 million compared with last year’s $61.3 million. Excluding the asbestos charge, adjusted EBIT increased 12% to $68.7 million, and RPM’s adjusted EBIT margin during the 2005 second quarter improved 40 basis points to 11% from 10.6% a year ago. This pre-charge margin improvement reflects the leverage benefits from the continued strength of RPM’s organic sales growth, and effective cost controls and price increases, which together offset the impact of higher raw material costs and fuel-related distribution costs at the EBIT margin level. The company continues to implement price increases in an effort to recover these higher costs which have negatively affected gross margins in particular, especially in the consumer segment.

Reported net income of $9.1 million and diluted earnings per share of $0.08 compared with net income of $35.2 million and diluted earnings per share of $0.30 in the fiscal 2004 second quarter. Excluding the asbestos charge, adjusted 2005 second-quarter net income of $38.5 million increased 9.3% over last year’s second quarter, while adjusted diluted earnings per share of $0.33 registered a 10% increase versus the fiscal 2004 second quarter diluted earnings. It is important to note that during the first quarter of the current fiscal year, the company elected early adoption of FAS 123 (“Accounting for Stock-Based Compensation”) effective June 1, 2004. This adoption, in combination with the company’s new omnibus equity incentive plan, reduced fiscal 2005 second-quarter earnings by approximately $0.01 per share. In addition, during the past year, RPM strategically approached the capital markets on two separate occasions, including the September 2004 sale of $200 million 4.45% Senior Notes due 2009, in order to strengthen the company’s financial position by moving substantial portions of its debt from floating- to fixed-rates. Those deliberate changes in debt structure have resulted in comparatively higher interest costs year over year, which reduced 2005 second quarter earnings by another approximately $0.01 per share.

RPM’s industrial segment sales, which accounted for approximately 59% of 2005 second-quarter consolidated sales, increased 10.5% to $364.9 million, with year-over-year sales growth comprised of organic growth +6.0%, acquisitions, net of a small divestiture, +2.4%, and favorable foreign currency translation +2.1%. RPM’s industrial segment EBIT increased 18% to $45.9 million, and this segment’s EBIT margin strengthened to 12.6%, an 80 basis-point improvement versus year-ago results.

RPM’s consumer segment sales, which accounted for approximately 41% of 2005 second-quarter consolidated sales, increased 2.9% to $258.6 million, with year-over-year sales growth comprised of organic growth +1.8%, favorable foreign currency translation +0.9%, and a negligible benefit from acquisitions. Consumer segment sales growth was slower this second quarter as the result of various factors, including the hurricanes which struck the southeastern U.S. in September and the timing of certain order placements year-over-year. Consumer segment EBIT declined slightly to $31.3 million from $32.0 million last year, reflecting principally the segment’s more modest organic sales growth during the recent quarter and significantly higher material costs, partly offset by effective cost controls and some pricing benefit this quarter.

Reconciliations of EBIT and adjusted net income to the most comparable Generally Acceptable Accounting Principles (GAAP) measures, an explanation of how RPM uses EBIT in managing its businesses and a reconciliation of reported results to results excluding the impact of the asbestos charge are provided in the supplemental data accompanying this release.

Six-Month Sales and Earnings

RPM reported consolidated net sales of $1.285 billion for the first half of fiscal 2005, a 10.5% increase over last year’s six-month sales of $1.163 billion, with the year-over-year sales growth comprised of organic growth +7.7%, net favorable foreign currency translation +1.4%, and acquisitions, net of a small divestiture, +1.4%.

Reported net income of $63.6 million and diluted earnings per share of $0.54 compared with net income of $82.9 million and diluted earnings per share of $0.71 a year ago. Excluding the asbestos charge, adjusted net income of $93.0 million this year increased 12.2% over last year’s first six months, while adjusted diluted earnings per share of $0.79 registered an

11.3% increase versus the fiscal 2004 first-half diluted earnings. The company’s early adoption of FAS 123, effective June 1, 2004, in combination with the company’s new omnibus equity incentive plan, reduced fiscal 2005 first-half earnings by approximately $0.02 per share. In addition, RPM’s strategic debt structure changes during the past year, described earlier, which have caused comparatively higher interest costs year over year, reduced fiscal 2005 first-half earnings by another approximately $0.02 per share.

Six-month cash flow from operations was $99.6 million, a 33% increase over fiscal 2004 six-month cash flow of $74.8 million. After-tax asbestos-related payments during the first six months of fiscal 2005 amounted to $21.5 million versus last year’s $16.5 million; however, last year had the benefit of the remaining third-party insurance supplement, amounting to $9.4 million on a pre-tax basis. Therefore, before taxes and before insurance, total asbestos-related payments through six months this year of $34.4 million compare favorably with $35.8 million last year and likewise, for the second quarter, pre-tax asbestos-related payments of $15.4 million this year compare favorably with $18.6 million last year. Through six months this year, capital expenditures of $21.8 million compare with depreciation of $24.7 million. Total debt has increased by $125.6 million, including the net refinancing proceeds, less subsequent debt paydowns of approximately $84 million, from the $200 million 4.45% Senior Notes due 2009 sold in September. The excess cash from the 4.45% Senior Notes is being held in cash and short-term investments toward satisfying RPM’s indebtedness under its $150 million 7.0% Senior Notes due 2005, which mature on June 15, 2005. Accordingly, RPM’s net (of cash) debt-to-capital ratio improved to 37.3% from 41.6% one year ago and from 41.1% this past year-end, May 31, 2004.

Asbestos Charge

Addressing asbestos liability reserves, the company indicated that, dating back to July 2003, it has regularly evaluated the adequacy of these reserves, and has discussed its intention to adjust these reserves when appropriate. As the company has reviewed not only its pending and known claims, but also considered recent significantly increased defense costs, which are expected to continue based on a more aggressive defense strategy, and the manner in which it intends to address new claims, RPM concluded that it was appropriate to take a $47 million pre-tax asbestos charge this quarter, which includes an increase of $32 million related to future defense costs associated with existing claims. This charge brings RPM balance sheet reserves for asbestos liability to $103 million, a level that sufficiently supports a conservatively estimated value summation of existing claims in light of this more aggressive defense strategy and associated higher expected costs.

The company further indicated that it remains unable to reasonably estimate unknown claims for several reasons. First, the net impact of positive legal reforms, such as replacing joint and several liability with proportional liability, that have already taken place in three states where RPM has had significant claims in the past, namely Mississippi, Texas and Ohio, remains unclear at this point. Second, the company’s claims experience has seen several positive developments during the past year, such as increased dismissal rates and lower average settlement costs, but RPM believes it is still too soon to assume these positive changes in claims experience are trendable for future valuation purposes. Because of these uncertainties, the company will continue to evaluate this liability reserve position every quarter for existing claims and any new claims received, in light of actual claims experience, the impact of state law changes and the still-evolving nature of federal legislative efforts, and will adjust reserves accordingly each quarter going forward. For the second quarter, these considerations plus new claims received resulted in the additional $15 million charge to income and corresponding increase in asbestos liability reserves. The company believes this to be the most appropriate manner in which to continually assess and successfully manage this liability requirement for RPM and its stockholders.

Business Outlook

“We are pleased with the continued growth in our industrial segment and the improvement in our earnings that largely came from that growth. While we were disappointed by the slower growth in our consumer segment this quarter, we believe that the factors causing this are temporary and that we will see increasing revenue growth in our spring selling season,” Sullivan said. “While we have implemented a number of price increases throughout our product lines already and more are coming, raw material cost increases are continuing. Our gross margins are beginning to recover though we expect raw material costs will continue to be a challenge for the rest of the year. In the meantime, we continue to pursue our strategy of complementing our organic growth with attractive acquisitions both here in North America and in Europe, and we continue to anticipate high single-digit growth in revenues and 10 to 12 percent growth in earnings for the full 2005 fiscal year, after adjusting for asbestos reserve charges.

Webcast Information

RPM management will host a conference call to further discuss these results beginning at 10:00 a.m. Eastern time today. The call can be accessed by dialing 800-510-0178. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode. For those unable to listen to the live call, a replay will be available from approximately 12:00 p.m. Eastern time on January 6 until 8:00 p.m. Eastern time on January 13, 2005. The replay can be accessed by dialing 888-286-8010. The access code is 78613313. The call also will be available both live and for replay, and as a written transcript, via the Internet on the RPM web site at http://www.rpminc.com.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it- yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust- Oleum, DAP, Varathane, Bondo and Testors.

For more information, contact Glenn R. Hasman, vice president — finance and communication, at 330-273-8820 or ghasman@rpminc.com.

This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price and supply of raw materials, particularly titanium dioxide, certain resins, aerosols and solvents; (c) continued growth in demand for the company’s products; (d) legal, environmental and litigation risks inherent in the company’s construction and chemicals businesses and risks related to the adequacy of the company’s insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company’s foreign operations; (g) the effect of non- currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company’s ongoing acquisition and divestiture activities; (i) risks related to the adequacy of its contingent liability reserves, including for asbestos-related claims; and other risks detailed in the company’s other reports and statements filed with the Securities and Exchange Commission, including the risk factors set forth in the company’s prospectus and prospectus supplement included as part of the company’s Registration Statement on Form S-4 (File No. 333-114259), as the same may be amended from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
In thousands, except per share data

	AS REPORTED				ADJUSTED (a)
	Six Months		Three Months		Six Months		Three Months
	Ended		Ended		Ended		Ended
	November 30,		November 30,		November 30,		November 30,
	2004	2003	2004	2003	2004	2003	2004	2003
Net Sales	$1,284,982	$1,162,564	$623,469	$581,541	$1,284,982	$1,162,564	$623,469	$581,541
Cost of sales	719,407	637,946	352,781	323,966	719,407	637,946	352,781	323,966

Gross profit	565,575	524,618	270,688	257,575	565,575	524,618	270,688	257,575
Selling, general & administrative expenses	404,476	383,105	202,034	196,255	404,476	383,105	202,034	196,255
Asbestos Charge	47,000	—	47,000	—	—	—	—	—
Interest expense, net	16,885	12,994	8,915	6,711	16,885	12,994	8,915	6,711

Income before income taxes	97,214	128,519	12,739	54,609	144,214	128,519	59,739	54,609
Provision for income taxes	33,616	45,624	3,627	19,386	51,241	45,624	21,252	19,386

Net Income	$63,598	$82,895	$9,112	$35,223	$92,973	$82,895	$38,487	$35,223

Basic earnings per share of common stock	$0.55	$0.72	$0.08	$0.30	$0.80	$0.72	$0.33	$0.30

Diluted earnings per share of common stock	$0.54	$0.71	$0.08	$0.30	$0.79	$0.71	$0.33	$0.30

Average shares of common stock outstanding — basic	116,413	115,613	116,659	115,670	116,413	115,613	116,659	115,670

Average shares of common stock outstanding — diluted	117,685	116,335	118,284	116,443	117,685	116,335	118,284	116,443

(a)	Adjusted figures presented remove the impact of the asbestos charge taken during the second quarter of fiscal 2005.

SUPPLEMENTAL SEGMENT INFORMATION
(Unaudited)
In thousands

	AS REPORTED				ADJUSTED (c)
	Six Months		Three Months		Six Months		Three Months
	Ended		Ended		Ended		Ended
	November 30,		November 30,		November 30,		November 30,
	2004	2003	2004	2003	2004	2003	2004	2003
Net Sales:
Industrial Segment	$730,396	$646,498	$364,888	$330,304	$730,396	$646,498	$364,888	$330,304
Consumer Segment	554,586	516,066	258,581	251,237	554,586	516,066	258,581	251,237

Total	$1,284,982	$1,162,564	$623,469	$581,541	$1,284,982	$1,162,564	$623,469	$581,541

Income Before Income Taxes(a):
Industrial Segment
Income Before Income Taxes(a)	$102,075	$85,961	$45,939	$38,941	$102,075	$85,961	$45,939	$38,941
Interest (Expense), Net	24	4	13	29	24	4	13	29

EBIT(b)	$102,051	$85,957	$45,926	$38,912	$102,051	$85,957	$45,926	$38,912

Consumer Segment
Income Before Income Taxes(a)	$77,666	$74,205	$31,311	$32,059	$77,666	$74,205	$31,311	$32,059
Interest (Expense), Net	108	40	59	29	108	40	59	29

EBIT(b)	$77,558	$74,165	$31,252	$32,030	$77,558	$74,165	$31,252	$32,030

Corporate/Other
Income Before Income Taxes(a)	$(82,527)	$(31,647)	$(64,511)	$(16,391)	$(35,527)	$(31,647)	$(17,511)	$(16,391)
Interest (Expense), Net	(17,017)	(13,038)	(8,987)	(6,769)	(17,017)	(13,038)	(8,987)	(6,769)

EBIT(b)	$(65,510)	$(18,609)	$(55,524)	$(9,622)	$(18,510)	$(18,609)	$(8,524)	$(9,622)

Consolidated
Income Before Income Taxes(a)	$97,214	$128,519	$12,739	$54,609	$144,214	$128,519	$59,739	$54,609
Interest (Expense), Net	(16,885)	(12,994)	(8,915)	(6,711)	(16,885)	(12,994)	(8,915)	(6,711)

EBIT(b)	$114,099	$141,513	$21,654	$61,320	$161,099	$141,513	$68,654	$61,320

(a)	The presentation includes a reconciliation of Income Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(b)	EBIT is defined as earnings before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. EBIT should not be considered an alternative to, or more meaningful than, operating income or cash flow from operations as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, and the impact of changes in working capital and other balance sheet items essential in determining operating cash flows. Nonetheless, we believe disclosing EBIT is useful to our fixed income investors and the banking community as we believe that it is helpful in analyzing our segments’ core operating performance and our ability to service debt and otherwise meet cash needs. We also evaluate EBIT because we believe movements in EBIT impact our ability to attract financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(c)	Adjusted figures presented remove the impact of the asbestos charge taken during the second quarter of fiscal 2005.

CONSOLIDATED BALANCE SHEETS
In thousands

Assets	November 30, 2004	November 30, 2003	May 31, 2004
	(Unaudited)	(Unaudited)
Current Assets
Cash and short-term investments	$211,760	$48,498	$38,561
Trade accounts receivable	457,909	442,349	502,994
Allowance for doubtful accounts	(19,886)	(18,304)	(18,147)

Net trade accounts receivable	438,023	424,045	484,847
Inventories	314,243	264,341	289,359
Deferred income taxes	53,890	54,143	51,164
Prepaid expenses and other current assets	139,432	139,446	130,686

Total current assets	1,157,348	930,473	994,617

Property, Plant and Equipment, at Cost	794,174	737,781	767,072
Allowance for depreciation and amortization	(408,516)	(368,929)	(386,017)

Property, plant and equipment, net	385,658	368,852	381,055

Other Assets
Goodwill	662,968	648,364	648,243
Other intangible assets, net of amortization	282,310	277,471	282,372
Other	50,716	36,074	46,832

Total other assets	995,994	961,909	977,447

Total Assets	$2,539,000	$2,261,234	$2,353,119

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$184,496	$150,785	$205,092
Current portion of long-term debt	4,164	1,615	991
Accrued compensation and benefits	68,572	67,997	88,670
Accrued loss reserves	50,948	57,759	56,699
Asbestos-related liabilities	50,000	49,203	47,500
Other accrued liabilities	76,887	66,265	72,222
Income taxes payable	10,499	(2,024)	6,319

Total current liabilities	445,566	391,600	477,493

Long-Term Liabilities
Long-term debt, less current maturities	837,926	721,620	718,929
Asbestos-related liabilities	53,225	69,035	43,107
Other long-term liabilities	66,630	60,480	59,910
Deferred income taxes	77,452	73,159	78,388

Total long-term liabilities	1,035,233	924,294	900,334

Total liabilities	1,480,799	1,315,894	1,377,827

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 117,146; 115,702; 116,122)	1,172	1,157	1,161
Paid-in capital	528,885	509,999	513,986
Treasury stock, at cost	—	(337)	—
Accumulated other comprehensive income (loss)	34,251	(2,958)	(3,881)
Retained earnings	493,893	437,479	464,026

Total stockholders’ equity	1,058,201	945,340	975,292

Total Liabilities and Stockholders’ Equity	$2,539,000	$2,261,234	$2,353,119

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
In thousands

	Six Months Ended November 30,
	2004	2003
Cash Flows From Operating Activities
Net income	$63,598	$82,895
Depreciation and amortization	32,736	30,925
Items not affecting cash and other	23,422	8,339
Changes in operating working capital	(28,083)	(30,860)
Changes in asbestos-related liabilities, net of tax	7,886	(16,466)

	99,559	74,833

Cash Flows From Investing Activities
Capital expenditures	(21,791)	(15,457)
Acquisition of businesses, net of cash acquired	(9,900)	(20,000)
Proceeds from the sale of assets	4,500	—
Other	1,836	(8,969)

	(25,355)	(44,426)

Cash Flows From Financing Activities
Additions to (reductions of) long-term and short-term debt	125,569	(2,893)
Cash dividends	(33,730)	(31,208)
Exercise of stock options	7,156	1,468

	98,995	(32,633)

Increase (Decrease) in Cash and Short-Term Investments	$173,199	$(2,226)